Exhibit 3.72

AS AMENDED THROUGH JUNE 1, 2010

CERTIFICATE OF INCORPORATION

of

RADIO TODAY ENTERTAINMENT, INC.

(Under Section 402 of the Business Corporation Law)

THE UNDERSIGNED, being natural persons over the age of eighteen (18) years and acting as the incorporators of the corporation hereby being formed under Section 402 of the Business Corporation Law, certify that:

FIRST: The name of the corporation is:

RADIO TODAY ENTERTAINMENT, INC.

SECOND: The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained. The corporation is being formed for the following purposes and shall have the following powers, to the extent it does not conflict with the Transportation Corporation Law.

1. To carry on the general business of radio broadcasting and television (including frequency modulation and television and broadcasting), including pay television, DBS, MDS, LPTV, SMATV and simulcasts.

To apply for, receive, hold, and enjoy any and all licenses, permits, and grants necessary, appropriate, or convenient for the erection, construction, maintenance and operation of radio broadcasting, frequency modulation, and television broadcasting stations, transmitters, studios, equipment, and facilities, and to erect, construct, purchase, acquire, lease, maintain, operate, let, sell, mortgage, dispose of, and otherwise deal in and with respect to the same, and to contract with respect to same with licensees, lessees, owners, operators, and others having any interest therein;

To broadcast, syndicate, disseminate, publish, and transmit sounds and visual images alone and in combination with each other by means of electromagnetic energy and by any means and methods now or hereafter known or discovered;

To conduct a general business of creating and producing radio, television, stage, videodisc, videocassette, simulcasts, and other types of programs, entertainments, attractions, lectures, shows, performances, recordings, moving and still pictures, advertising, illustration, magazines, pamphlets, and all other forms of art, literature, music, and dance;

To employ, contract with, manage, deal in, furnish, and otherwise to conduct business in and with, as principal and agent, artists, speakers, illustrators, printers, publishers, singers, musicians, composers, dancers, performers, attractions, and to lease, buy, sell, and operate, and otherwise deal in theatre halls, amusement places, fairgrounds, radio, television, motion picture, sound recording, and all other kinds of studios, offices, and factories, wherever situate;

To conduct the business of manufacturing, selling, servicing, inventing, developing, syndicating, and otherwise dealing in every sort of electrical, radio, television, satellite, transponders, uplink, downlink, radar, sound, camera, film, picture and other appliances, equipment, machinery, devices, and the purchase, sale, mortgage and otherwise acquiring, using, and disposing of patents, patent rights, inventions, trademarks, tradenames, copyrights, research, ideas, and systems;

To buy, sell, grant, lease, and exchange real property, improved and unimproved; to build, construct or alter buildings thereon; to purchase, manufacture, acquire, hold, own, pledge, lease, sell, assign, and transfer, and to invest, trade, deal in, and deal with goods, wares, merchandise, and property of any kind and description; to acquire and pay for in cash, shares, or bonds of this corporation, or otherwise, the good will, rights, assets, and property and to undertake or assume the whole or any part of the obligation or liabilities of any person, firm, association, or corporation engaged in the same or similar business; and to carry on any of the above business, or any other similar business connected therewith wherever the same may be permitted by law, and to the same extent as the laws of this State will permit.

2. To carry on, in all of its departments and branches, the business of producing, syndicating and distributing theatrical, musical, operatic, moving-picture and other entertainments, including lectures, pantomimes, ballets, pageants, spectacular effects, tableaux, exhibitions, cabarets, and amusement devices, features and ideas of all kinds. To acquire copyrights, licenses, or other rights to or in plays, film, dramas, dramatization, musical compositions, and intellectual properties of all kinds. To purchase, lease or otherwise acquire, to let and sell real estate. To acquire, erect, construct and equip, maintain and operate, theatres, other buildings or structures. To manufacture or otherwise acquire scenery, costumes and stage properties of all kinds. To acquire, fit up, maintain and operate studios, laboratories, photographic and other equipment for the making and production of moving pictures of all kinds. To make all contracts and to do all things suitable and conducive to the accomplishment of the foregoing objectives.

3. To produce, syndicate, distribute, market, manufacture, print, publish, record, press, process, distribute, sell, lease and deal, at wholesale and retail, in and with phonograph records, plastic discs, recording wire, tapes, and all devices for the mechanical recording and reproduction of voice, music, instruments, or any combination thereof;

to acquire, print, illustrate, publish, sell, circulate, and distribute any and all materials used in connection with the above purposes including music and musical compositions, narratives and voice recordings of all kinds; to secure, acquire, hold, own, use, and sell copyrights, patents, and other rights of a similar nature; to book, represent, and act as agent for performing artists, vocalists, orchestras or any combination thereof; to engage in and arrange for advertising in all forms and to engage in and undertake any and all lawful activities and business incidental and related to the above purposes.

To erect, purchase, sell, lease, exchange, hire or otherwise acquire and dispose of, and to maintain, manage and operate, theatres, halls, radio stations, television stations, places of entertainment or amusement enterprises of all kinds, to conduct, carry on, manage and operate entertainment enterprises or amusement enterprises of every kind description and to produce, promote, manufacture, broadcast, distribute, syndicate, exhibit, exploit, merchandise, record, purchase, lease, sell, and deal in and with motion-picture films, phonograph records, music publishers, television programs, radio programs, tapes and video tapes and any other property of any kind of description, real person or mixed, used or useful in the conduct of entertainment, music publishing or amusement enterprises.

4. To buy, sell, syndicate, market, at wholesale and retail, printed music, literature, relating to the art or music, sound reproducing machines of all kinds and contrivances and records for the same.

To print, bind, publish, circulate, write, distribute, buy, sell, and deal in music, books, pamphlets, circulars, posters, newspapers, magazines, literature, pictures, cards and blanks of every kind. To acquire, by purchase or otherwise, turn to account, license the use of, assign and deal with, copyrights and intellectual properties of every kind. To carry on a publishing business in all the branches thereof.

5. To act as agent, attorney-in-fact, factor or broker, on commission or otherwise, for individuals, co-partnerships, joint-stock associations, or corporations, foreign or domestic, aid and assist, promote and conserve the interests of, and afford facilities for the convenient transaction of business by its principals and patrons in all parts of the world.

6. To act as managers, public relations and research counselors and promotion and business consultants, and in connection therewith to render management, negotiation, research and advisory services to persons, firms, corporations, and others in connection therewith.

7. To conduct the business of translating other languages spoken or written into English, and English into any other languages, and to furnish correct copies of all translations and to supply translators for any and every purpose either in legal proceedings or otherwise and to engage and hire competent and efficient translators and to make translations.

8. To organize, promote, conduct, engage in, and/or carry on a general business of marketing and advertising both as principal and/or agent, including the preparation and arrangement of advertisements, and the manufacture and construction of advertising devices, marketing devices and novelties; construct, purchase, lease, or otherwise acquire fences, billboards, buildings and other structures suitable for marketing and advertising purposes; to carry on the business of printers, publishers, binders, and decorations in connection with marketing and advertising business and to make and carry out contracts of every kind and character that may be necessary or conducive to the accomplishment of any of the purposes of the company; to engage in and carry out a general advertising and marketing business by the distribution and the display of cards, signs, posters, dodgers, hand bills, programs, banners, and flags to be placed in and on railroad cars, street cars, cabs, hacks, omnibuses, and all kinds of conveyances used for passengers or for any other purpose; to display animated, moveable or changeable signs, cards, pictures, designs operated by clock work, electricity, or any other power; to use, place, and display the same in depots, hotels, and other public places; to advertise and market in the air by airplanes, lighter than air craft, streamers, sky writing, and all other operations.

9. To engage in the business described in paragraphs numbered “1” through “8” of this article SECOND through subsidiaries or affiliates to form, cause to be incorporated, purchase, receive or otherwise acquire, hold, sell or otherwise dispose of such subsidiaries.

THIRD: The office of the corporation is to be located in the County and State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Two Hundred (200) shares without par value.

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate of Amendment with the Department of State of the State of New York; provided, however, that this Article FOURTH (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

FIFTH: The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process served upon him is:

c/o JACK URAM, ESQ.

630 Third Avenue

New York, New York 10017

SIXTH: The subscriber is of the age of eighteen (18) years or over.

IN WITNESS WHEREOF, this certificate has been signed by the subscriber this 4th day of December, 1986.

/s/ Daniel Formento
DANIEL FORMENTO
211 West 56th Street, Suite 3A
New York, New York 10019

STATE OF NEW YORK	)
ss:
COUNTY OF NEW YORK	)

On the 4th day of December, 1986, before me personally appeared DANIEL FORMENTO to me known to be the person described in and who executed the foregoing instrument and duly acknowledged to me that he executed the same.

/s/ Jack Uram
Notary Public